Exhibit 23.1

▪ Ernst & Young Centre 680 George Street Sydney NSW 2000 Australia	▪ Tel Fax Dx	61 2 9248 5555 61 2 9248 5959 Sydeny Stock Exchange 10172
GPO Box 2646 Sydney NSW 2001
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No.3 to Form S-1 No. 333-109129 on Form S-3 and Form S-3 for the registration of 9,268,195 shares of common stock) of Marshall Edwards, Inc. and in the related Prospectuses of our report dated 13 August, 2004, with respect to the consolidated financial statements of Marshall Edwards, Inc., included in the Annual Report (Form 10-K) for the year ended June 30, 2006.
/s/ Ernst & Young
Sydney, Australia
August 30, 2006
Liability limited by the Accounts Scheme, approved
under the Professional Standards Act 1994 (NSW)